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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

[x] PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

    Date of Report (Date of Earliest Event Reported)     December 1, 2003
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    Commission file number   333-76723
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                                 SIMMONS COMPANY
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             (Exact name of registrant as specified in its charter)

           Delaware                                   06-1007444
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(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)


One Concourse Parkway, Suite 800, Atlanta, Georgia           30328-6188
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     (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code           (770) 512-7700
                                                     --------------------------

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ITEM 9. REGULATION FD.

         Simmons Co. wishes to furnish for Regulation FD purposes the following information.

         In connection with the financing of the acquisition of Simmons Holdings, Inc. by THL Bedding Company, certain financial information regarding Simmons Company is being released to prospective investors and lenders. This information is as follows:

         For the ten months ended November 1, 2003, our net sales were $680.0 million, representing an increase of 11.7% over the comparable prior year period. Our sales increase for this period was attributable both to a growth in wholesale average unit selling price ("AUSP") of 5.5% and unit shipments of 5.9%. Our AUSP has benefited from a shift in sales mix toward higher price points within our Beautyrest(R) and BackCare(R) lines. Our net sales for the twelve months ended November 1, 2003 were $779.6 million.

         We have expanded further our operating income and Adjusted EBITDA margins, principally due to a greater leverage of our fixed manufacturing, selling, general and administrative overhead costs. For the twelve months ended November 1, 2003, our operating income was $55.7 million, or 7.1% of net sales, and our Adjusted EBITDA (as defined under the proposed new Senior Credit Facility, which differs from the definition under the current Senior Credit Facility in that it permits certain adjustments to EBITDA not currently permitted) was $123.1 million, or 15.8% of net sales.


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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Simmons Company has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                          SIMMONS COMPANY

By:               /s/ William S. Creekmuir
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                       William S. Creekmuir
       Executive Vice President and Chief Financial Officer

Date:  December 2, 2003